Exhibit 10.30

BEA SYSTEMS INC.

MEMORANDUM OF EMPLOYMENT

July 31, 2004

To	:	Tom Ashburn

From	:	Alfred Chuang

CC	:	Jeanne Wu

Subject	:	Confirmation of Promotion

Tom, I’m happy to offer you the promotion to Executive Vice President, World Wide Field Organization, reporting to me, effective August 1, 2004. Your new role and compensation has been approved by the Compensation Committee, as follows:

Cash

Your new annual base salary is $400,000 and your bonus target is 75% of your base, providing an OTE of $700,000. Half of your bonus target will be based upon a field target number and half will be based upon the corporate goal and we are happy to guarantee the payout on the field number for the second half of FY05 (minimum $75,000 to be offset by any amounts actually achieved for the period).

Equity

We are also providing 150,000 shares (strike price of $.01) of restricted stock with a 1 year cliff vest from date of grant and 200,000 stock options with a two (2) year vesting period (1 year cliff vesting for first 50% of shares subject to the option and then monthly thereafter from date of grant). The exercise price of your option and grant date will be set by Board action and will be the closing market price on the day prior to the Board approval date.

Congratulations! I look forward to the new possibilities and contributions before us.

Please let me know if you have any questions.

Thanks,

Alfred